UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 19, 2014

Fortune Brands Home & Security, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-35166	62-1411546
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Lake Cook Road

Deerfield, IL 60015

(Address of Principal Executive Offices) (Zip Code)

847-484-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement.

On August 19, 2014, Fortune Brands Home & Security, Inc. (the “Company”) and Fortune Brands Windows & Doors, Inc., a Delaware corporation which is a wholly owned subsidiary of the Company and the sole stockholder of Fortune Brands Windows, Inc., a Delaware corporation (“Windows Sub”), entered into a Stock Purchase Agreement (the “Agreement”) with Ply Gem Industries, Inc., a Delaware corporation (“Ply Gem”). The Agreement provides for the sale of all of the issued and outstanding stock of Windows Sub, which operates the Company’s Simonton windows business (“Simonton”), to Ply Gem for $130 million in cash.

The Agreement contains customary representations, warranties and covenants for a transaction of this nature. Subject to certain exceptions, terms and limitations, the Company and Ply Gem have agreed to indemnify and hold each other harmless for breaches or inaccuracies of certain representations or warranties, and any covenant non-compliance, as applicable.

The closing of the transaction is currently expected to occur in October 2014, subject to the satisfaction or waiver of customary closing conditions, including antitrust approval in the United States.

The Agreement may be terminated by either the Company or Ply Gem upon the occurrence of certain customary events as set forth in the Agreement.

The foregoing description of the Agreement is summary in nature and is qualified in its entirety by reference to the full text of the Agreement. A copy of the Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2014. When filed, that Form 10-Q will also be available on the Company’s website at www.fbhs.com.

Item 2.06. Material Impairments.

The information set forth in Item 1.01 is incorporated herein by reference.

Beginning in the third quarter of 2014, as a result of the entry into the Agreement, Simonton’s results will be reported as a discontinued operation. In connection therewith, the Company expects to record within discontinued operations an estimated loss on sale of approximately $110 million in the third quarter of 2014 primarily related to non-cash charges associated with the impairment of long-lived assets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTUNE BRANDS HOME & SECURITY, INC.
(Registrant)

By	/s/ Robert K. Biggart
	Name:	Robert K. Biggart
	Title:	Senior Vice President, General Counsel and Secretary

Date: August 20, 2014